EXHIBIT 107.1

CALCULATION OF FILING FEE TABLE

Form F-3
(Form Type)

TRINITY BIOTECH PLC
 (Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Fee Rate	Amount of registration fee
Equity	‘A’ Ordinary shares, par value $0.0109 per share(1)	457(c)	44,759,388	$ 0.345	$15,441,988.86	$92.70 per $1,000,000	$ 1,431.47
Total Offering Amount:					$15,441,988.86
Net Fees Due:							$ 1,431.47

(1)
The ‘A’ Ordinary Shares registered hereby are evidenced by American Depositary Shares (“ADSs”). ADSs (evidenced by American Depositary Receipts, each representing four ‘A’ Ordinary Shares), have been registered on separate registration statements on Form F-6 filed on July 20, 1992 and January 15, 2004 (File No. 333-111946).

(2)
Represented by 11,189,847 ADSs (1 ADS represents 4 ‘A’ Ordinary Shares). The registration statement also includes an indeterminate number of ‘A’ Ordinary shares underlying the ADSs that may become issuable to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average high and low prices of the registrant’s ADSs on the NASDAQ Select Market on August 24, 2022 (to give effect to the 4:1 ratio of ‘A’ Ordinary Shares to ADSs).